Exhibit (a)(1)(M)

THIRD WAVE TECHNOLOGIES, INC.

502 S. Rosa Rd

Madison, Wisconsin 53719

June 27, 2008

Participants in the Third Wave Technologies, Inc. 2000 Employee Stock Purchase Plan:

As you already know, on June 8, 2008, Third Wave Technologies, Inc. (the “Company”) entered into a definitive merger agreement with Hologic, Inc. (“Hologic”) and Hologic’s wholly-owned subsidiary, Thunder Tech Corp. (“Merger Sub”), whereby Hologic agreed to commence a tender offer for all of the shares of the Company’s common stock at a cash purchase price of $11.25 per share of common stock.

The tender offer is scheduled to expire on July 16, 2008. If the conditions to the tender offer are satisfied, following the acceptance of the shares in the tender offer, Hologic will cause Merger Sub to be merged with and into the Company. In connection with the merger, Hologic will pay any remaining Company stockholder $11.25 per share, thereby making the Company a wholly-owned subsidiary of Hologic.

As a participant of the Company’s 2000 Employee Stock Purchase Plan (“ESPP”), the Company would like to inform you, in accordance with Section 19(c) of the ESPP that the current Offering Period (as defined in the ESPP) will end on July 14, 2008, which date will also serve as the new exercise date under the ESPP (the “New Exercise Date”). The New Exercise Date will replace the normally scheduled exercise date of October 31, 2008, as the sole exercise date for the current Offering Period

You have two options with respect to your current participation in the ESPP as described below.

(1)	Continued Participation in ESPP Through New Exercise Date. If you choose to continue your participation in the ESPP through the New Exercise Date, you do not need to take any further action. On the New Exercise Date all of the funds in your ESPP account (including those funds deducted in connection with your June 30 paycheck, if any) will be automatically converted into the appropriate number of shares of the Company’s common stock in accordance with the ESPP, without any further action on your part (the “ESPP Shares”).

Because the New Exercise Date is prior to the expiration date of the tender offer, after the ESPP Shares have been credited to your account at Fidelity you may then choose to tender your ESPP Shares in the tender offer for a cash amount per share equal to $11.25 (provided that you tender your ESPP Shares before midnight on the night of the expiration date of the tender offer). If you choose to tender your ESPP Shares you should call Fidelity or complete and submit the tender offer paperwork provided to you by Fidelity prior to the expiration date of the tender offer. If you choose not to tender your ESPP Shares in the tender offer, then assuming the tender offer is successful, upon the consummation of the merger as contemplated by the merger agreement your ESPP Shares will be cancelled and converted into the right to receive $11.25 per share without any further action on your part.

(2)	Withdrawal from the ESPP Prior to the New Exercise Date. If you do not wish to have the funds in your ESPP account converted into shares of the Company’s common stock on the New Exercise Date, then at any time prior to the New Exercise Date you must deliver the written notice in the form attached hereto as Exhibit A to the Company. Upon receipt of your written withdrawal notice prior to the New Exercise Date, the Company will arrange to have the cash balance of your ESPP account paid out to you promptly.

Upon the successful completion of the tender offer, Hologic will cause the ESPP to be terminated. Please contact Ann Trainor for further information relating to the New Exercise Date and the related termination of the ESPP.

The Company filed the merger agreement with the Securities and Exchange Commission on a Current Report on Form 8-K on June 9, 2008. This notice is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company’s common stock. On June 18, 2008, Hologic and Merger Sub filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission containing an offer to purchase, forms of letters of transmittal and other documents relating to the Tender Offer, and the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission with respect to the tender offer. Hologic, Merger Sub and the Company mailed these documents to the Company stockholders on June 18, 2008. These documents contain important information about the tender offer.

EXHIBIT A

THIRD WAVE TECHNOLOGIES, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Third Wave Technologies, Inc. 2000 Employee Stock Purchase Plan which began on May 1, 2008, hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her ability to purchase shares of the Company’s common stock pursuant to the Employee Stock Purchase Plan will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period.

Name and Address of Participant:	__________________________________________

__________________________________________

__________________________________________

Signature: __________________________________________

Date: ___________, 2008

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